Exhibit 99.1

Contact:	Gretchen Anthony – Director of Communication

952-294-1300

Famous Dave’s of America, Inc. Reports Fourth Quarter and

Full Year Fiscal 2012 Results

Company achieved net income of $0.57 per share;

includes non-cash charges of $0.04 per share

MINNEAPOLIS, February 13, 2013 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for its fourth quarter and 2012 fiscal year end.

Highlights for the fourth quarter of 2012 as compared to the fourth quarter of 2011 include:

•	Revenue decreased to $36.3 million from $37.5 million

•	Comparable restaurant sales for Company-owned restaurants open 24 months or more decreased 6.0% compared to an increase of 3.6% for the fourth quarter of 2011

•	Comparable restaurant sales for franchise-operated restaurants decreased 4.0%

•	Franchise royalty revenue was $4.0 million for both periods, reflecting the opening of a net two new franchise restaurants and a comparable sales decrease of 4.0%

•	Net income increased to $750,000 from $414,000

•

Diluted net income per share was $0.10, compared to $0.05 in 2011 which primarily reflected the cumulative impact from a favorable tax rate adjustment for employment tax credits, for two open tax years, equal to approximately $0.04 per diluted share

Highlights for the year ended December 30, 2012 as compared to the year ended January 1, 2012 include:

•	Revenue increased to $155.0 million from $154.8 million

•	Comparable restaurant sales for Company-owned restaurants open 24 months or more decreased 1.8% compared to an increase of 1.5% in 2011

•	Comparable restaurant sales for franchise-operated restaurants decreased 2.0%

•

Franchise royalty revenue was $17.4 million, an increase from $16.6 million, reflecting the opening of a net two new franchise restaurants, partially offset by the decrease in franchise-operated comparable sales

•	Net income decreased to $4.4 million from $5.6 million

•	Diluted net income per share was $0.57, compared to $0.68, in 2011

•

Diluted net income per share for fiscal 2012 and 2011 reflected $0.04 and $0.05 of non-cash charges, respectively. Earnings for December 30, 2012, reflected the cumulative impact from a favorable tax rate adjustment for employment tax credits, for four open tax years, equal to approximately $0.07 per share

•	Diluted adjusted net income per share was $0.61, a decrease from $0.73 for 2011

•	Adjusted EBITDA was $12.6 million, a decrease from $15.5 million for 2011

John Gilbert, CEO, commented, “Since becoming CEO of Famous Dave’s in October, 2012, I have been working closely with the Board and the senior management team to implement new strategies for delivering reliable and sustainable revenue and earnings growth. And while our 2012 results fell short of expectations, I am confident in our ability to accelerate performance in the future through a more customer-centric organization.

The weak performance in 2012 was a reflection of a continued challenging economic environment, an increasingly competitive landscape and a difficult commodity environment. These challenges, coupled with my joining the Company as its new CEO, created an opportunity for us to review our infrastructure and practices in order to become more focused on the activities that generate the best value for our guests and investors.

Over the last quarter we began the process of realigning Dave’s core operating infrastructure and reallocating capital to ensure we are delivering our award winning BBQ in a way that optimizes the guest experience at each point of interaction: dine-in, to-go, catering and retail. We further strengthened our leadership with seasoned management, realigned our organizational structure, introduced a Digital Services Group to support what we believe will become an industry-leading social architecture, and established key operating metrics to help us manage more effectively with individual accountability.

Despite the challenging consumer environment, we are confident that we have taken the right organizational steps and have made the appropriate investments to set us up well for the future. And as a result, Famous Dave’s is positioned well for growth.

Yet, we know there is more work to be done, and the real work is in changing the results—regardless of the consumer environment.

Going forward, we will drive results through smarter pricing decisions, data-driven promotional tactics, and improved cost management, and we will drive sensible brand expansion through food excellence, a new restaurant prototype and prudent capital allocation.”

Common Share Repurchases

The company did not repurchase any shares during the fourth quarter of 2012, as compared to the fourth quarter of fiscal 2011, in which it repurchased 304,036 shares of common stock at an average price of $8.68 per share, excluding commissions, for approximately $2.6 million. During fiscal 2012, the company used approximately $5.9 million to repurchase 539,596 shares at an average price of $10.68, excluding commissions, under its current share repurchase program and the recently completed previous share repurchase program. As of the end of fiscal 2012, the company had repurchased 323,862 shares under its current 1.0 million share authorization at an average price of $10.49 per share, excluding commissions, for a total of approximately $3.4 million. The company repurchased 610,166 shares of common stock during fiscal 2011 at an average price of $9.42 per share, excluding commissions, for a total of approximately $5.8 million.

Credit Facility Covenant Compliance

The company was in compliance with its adjusted leverage ratio and cash flow covenants associated with its credit facility at the end of the fourth quarter of 2012. However, as a result of working collaboratively with a franchise partner on a payment plan on amounts owed, we were not in compliance with the royalty covenant at the end of the fourth quarter. The credit facility requires that the amount of franchise royalties aged past 30 days not exceed 25%, and at the end of the fourth quarter, our aging was at 26%. The company is currently in discussions with the bank regarding an amendment or a waiver with regard to this covenant.

Marketing and Development

Starting in mid-February and running through March, the company will be featuring the return of our popular Sweetwater Catfish, as both an entrée and an appetizer, which will remain on the menu as a regular menu item after this special re-introduction.

During the fourth quarter, Famous Dave’s opened four new franchise-operated restaurants in South Coast Metro, California, Overland Park, Kansas, Ft. Myers, Florida and Casper, Wyoming and one company-owned restaurant as a fast casual format in Evergreen Park, Illinois. A company-owned restaurant closed in Lombard, Illinois at the end of its natural lease term, and three franchise-operated restaurants closed in Lahaina, Hawaii, Abilene, Texas, and Baxter, Minnesota during the quarter. Famous Dave’s ended the quarter with 188 restaurants, including 53 company-owned restaurants and 135 franchise-operated restaurants, located in 34 states and 1 Canadian Province. Subsequent to year end, a franchise-operated restaurant in Burnsville, Minnesota closed and is expected to be relocated in early 2013.

Outlook

“We are uniquely positioned to capitalize on what Famous Dave’s has always been, the category defining leader in BBQ,” said Gilbert. “Our growth will come through new locations, new franchise partners, new prototypical designs and new markets. We plan to open approximately 17 new locations in 2013, including our first location in Puerto Rico that will allow us to surpass 200 restaurants, and over a half billion in sales, system-wide. Additionally, we will grow in terms of profitability through sales leverage and through strategic investments, such as those that will help us optimize our menu through defined pricing strategies. We see an unprecedented amount of opportunity for 2013 and for the long term, and believe that the strategy that we have put in place and the investments we have made will soon translate into a stronger brand.”

Conference Call

The company will host a conference call tomorrow, February 14, 2013, at 10:00 a.m. Central Time to discuss its fourth quarter and full year financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 134 additional units in 34 states and 1 Canadian Province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

Use of Non-GAAP Financial Measures

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with adjusted net income per share and adjusted EBITDA which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted net income per share consists of net income plus non-cash items, such as, asset impairment and estimated lease termination and other closing costs and net loss on disposal of equipment divided by the weighted average number of shares of common stock outstanding during each period presented. Famous Dave’s of America, Inc. believes adjusted net income per share is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of income from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus non-cash items, such as, asset impairment and estimated lease termination and other closing costs and net loss on disposal of equipment. Famous Dave’s uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income to adjusted net income per share and Adjusted EBITDA.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

DECEMBER 30, 2012 AND JANUARY 1, 2012

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012
Revenue:

Restaurant sales, net	$31,792	$33,336	$135,730	$136,896
Franchise royalty revenue	3,999	3,967	17,354	16,611
Franchise fee revenue	190	—	730	320
Licensing and other revenue	274	201	1,174	984

Total revenue	36,255	37,504	154,988	154,811

Costs and expenses:
Food and beverage costs	10,012	10,252	42,431	40,829
Labor and benefits costs	10,598	10,780	44,257	43,170
Operating expenses	8,719	9,814	38,364	38,398
Depreciation and amortization	1,552	1,462	6,000	5,616
General and administrative expenses	4,325	3,929	16,849	16,463
Asset impairment and estimated lease termination and other closing costs	82	355	370	513
Pre-opening expenses	157	130	474	412
Net loss on disposal of property	13	4	30	14

Total costs and expenses	35,458	36,726	148,775	145,415

Income from operations	797	778	6,213	9,396

Other expense:
Interest expense	(257)	(264)	(1,050)	(1,085)
Interest income	2	3	7	22
Other income (expense), net	(12)	8	(5)	(7)

Total other expense	(267)	(253)	(1,048)	(1,070)

Income before income taxes	530	525	5,165	8,326

Income tax benefit (expense)	220	(111)	(805)	(2,764)

Net income	$750	$414	$4,360	$5,562

Basic net income per common share	$0.10	$0.05	$0.58	$0.70

Diluted net income per common share	$0.10	$0.05	$0.57	$0.68

Weighted average common shares outstanding basic	7,338,000	7,766,000	7,455,000	7,972,000

Weighted average common shares outstanding diluted	7,547,000	7,866,000	7,650,000	8,149,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012
Food and beverage costs(1)	31.5%	30.8%	31.3%	29.8%
Labor and benefits(1)	33.3%	32.3%	32.6%	31.5%
Operating expenses(1)	27.4%	29.4%	28.3%	28.0%
Depreciation & amortization (restaurant level)(1)	4.4%	3.9%	4.0%	3.7%
Depreciation & amortization (corporate level)(2)	0.5%	0.5%	0.4%	0.4%
General and administrative(2)	11.9%	10.5%	10.9%	10.6%
Asset impairment and estimated lease termination and other closing costs(1)	0.3%	1.1%	0.3%	0.4%
Pre-opening expenses and net loss on disposal of equipment(1)	0.5%	0.4%	0.4%	0.3%

Total costs and expenses(2)	97.8%	97.9%	96.0%	93.9%
Income from operations(2)	2.2%	2.1%	4.0%	6.1%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 30,	January 1,
	2012	2012
ASSETS
Cash and cash equivalents	$2,074	$1,148
Other current assets	10,761	8,809
Property, equipment and leasehold improvements, net	60,429	60,972
Other assets	3,478	3,188

Total assets	$76,742	$74,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,117	$11,937
Line of credit	13,600	11,000
Other long-term obligations	17,258	17,086
Shareholders’ equity	33,767	34,094

Total liabilities and shareholders’ equity	$76,742	$74,117

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 30,	January 1,
	2012	2012
Cash flows provided by operating activities	$9,626	$11,852
Cash flows used for investing activities	(5,473)	(5,128)
Cash flows used for financing activities	(3,227)	(8,230)

Net increase (decrease) in cash and cash equivalents	$926	$(1,506)

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012
Restaurant sales (in thousands):
Company-Owned	$31,792	$33,336	$135,730	$136,896
Franchise-Operated	$82,614	$83,659	$361,109	$355,338

Total number of restaurants:
Company-Owned	53	54	53	54
Franchise-Operated	135	133	135	133

Total	188	187	188	187

Total weighted average weekly net sales (AWS):
Company-Owned	$46,009	$48,319	$49,172	$50,216
Franchise-Operated	$48,100	$49,412	$52,714	$53,096

AWS 2005 and Post 2005:(1)
Company-Owned	$47,189	$51,353	$51,429	$54,527
Franchise-Operated	$50,803	$52,302	$55,566	$56,074

AWS Pre-2005:(1)
Company-Owned	$45,077	$46,278	$47,485	$47,458
Franchise-Operated	$42,365	$43,612	$46,768	$47,238

Operating weeks:
Company-Owned	691	689	2,754	2,722
Franchise-Operated	1,717	1,693	6,848	6,691

Weighted comparable net sales by category (24 month):
Dine-in	(5.5)%	1.3%	(2.1)%	(0.3)%
To-Go	(1.2)%	1.3%	0.0%	1.1%
Catering	0.7%	1.0%	0.3%	0.7%

Total Company-Owned comparable sales %	(6.0)%	3.6%	(1.8)%	1.5%

Franchise-Operated comparable sales %	(4.0)%	2.1%	(2.0)%	0.0%

Total number of comparable restaurants:
Company-Owned	50	51	49	44
Franchise-Operated	112	111	107	102

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands)

(unaudited)

	Twelve Months Ended
	December 30,	January 1,
	2012	2012
Adjusted net income per share:
Net income	$4,360	$5,562
Asset impairment and estimated lease termination and other closing costs	370	513
Net loss on disposal of equipment	30	14
Tax adjustment for non-cash adjustments	(62)	(175)

Adjusted net income	$4,698	$5,914

Adjusted net income per share:
Basic net income per common share	$0.63	$0.74

Diluted net income per common share	$0.61	$0.73

Shares used to compute adjusted net income per share:
Weighted average common share outstanding—basic	7,455,000	7,972,000

Weighted average common share outstanding—diluted	7,650,000	8,149,000

Adjusted EBITDA:
Income from operations	$6,213	$9,396
Depreciation and amortization	6,000	5,616

EBITDA	12,213	15,012

Non-cash items:
Asset impairment and estimated lease termination and other closing costs	370	513
Net loss on disposal of equipment	30	14

Adjusted EBITDA	$12,613	$15,539

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.